                                                                       EXHIBIT J

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------

We hereby consent to the incorporation by reference in this Registration
Statement on Form N-1A of our report dated December 23, 2004, relating to the financial statements and financial highlights which appear in the October 31,
2004 Annual Report to Shareholders of Fixed Income SHares Series C, Fixed Income
SHares Series M, Fixed Income SHares Series R and the Allianz Dresdner Daily
Asset Fund (each a fund of the Fixed Income SHares), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public
Accounting Firm" and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

Kansas City, MO
February 25, 2005